UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 3, 2008

Merisant Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114102	52-2219000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Merisant Company
(Exact Name of Registrant as Specified in Charter)

Delaware	333-114105	52-2218321
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

	33 North Dearborn, Suite 200 Chicago, Illinois	60602
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 840-6000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2008, the Compensation Committee of the Board of Directors of Merisant Company (the “Company”) approved the performance criteria for the Merisant Company 2008 Annual Incentive Plan (the “Annual Incentive Plan”) and on March 3, 2008 it approved the performance criteria for, and eligible participants in, the Merisant Company 2008 Supplemental Incentive Plan (the “Supplemental Plan” and, together with the Annual Incentive Plan, the “Plans”), which had been approved by the Board of Directors of the Company on December, 3, 2007, subject to final approval of the Plans and performance criteria for each Plan by the Compensation Committee.  The Company is a wholly owned subsidiary of Merisant Worldwide, Inc.  See Item 8.01 below for a description of the Annual Incentive Plan.

The Compensation Committee will administer the Plans.  The Compensation Committee will have the authority to select participants; determine the amount, the terms and conditions and the timing of each award; determine whether awards may be deferred by participants; interpret and administer the plan; and make any other determination and take any other action that it deems necessary or desirable to administer the Plans.  The Compensation Committee will also have the authority to delegate to an officer or group of officers of the Company to take actions on behalf of the Committee pursuant to the Plans to the extent not inconsistent with applicable law or the rules and regulations of any national securities exchange on which the Company’s securities are listed or qualified for trading.

Executive officers and other key employees of the Company and its subsidiaries are eligible to participate in the Supplemental Plan.  The Supplemental Plan is intended to provide incentive and financial rewards to participants who, because of the extent of their responsibilities, can make significant contributions to the success of the Company by their ability, loyalty and exceptional services.

Participants in the Supplemental Plan will be eligible to receive cash incentive bonuses upon the achievement of certain strategic initiatives of the Company during the fiscal year ended December 31, 2008, as determined by the Compensation Committee.  Any incentive bonuses will not be earned until paid.  If a participant’s employment is terminated for any reason prior to the payment of an incentive cash bonus, the incentive cash bonus will be forfeited unless otherwise agreed by the Compensation Committee.

Certain named executive officers of the Company and its subsidiaries will participate in the Supplemental Plan.  Paul Block, the Chief Executive Officer, Jonathan Cole, the General Counsel, Lee Van Syckle, Executive Vice President, Global Commercial Director, and Scott Bartlett, Vice President, Global Supply Chain could receive incentive bonuses totaling $1.5 million, $540,000, $220,000 and $170,000, respectively, if the Company achieves all of the strategic initiatives that form the performance criteria for such individuals under the Supplemental Plan.

Item 8.01.              Other Events.

All employees of the Company and its subsidiaries who are employed prior to October 31, 2008 will be eligible to participate in the Annual Incentive Plan.  The Annual Incentive Plan is intended to provide incentives to all employees to advance the interests of the Company and to attract and retain employees.

Participants in the Annual Incentive Plan will be eligible to earn an Enterprise Incentive Bonus, a Sales Incentive Bonus, a General Manager Incentive Bonus or a Manufacturing Incentive Bonus depending upon whether the employee performs a management or support function, a sales and marketing function, has general management responsibility for a country or region or performs manufacturing functions.

 Each participant who performs a management or support function will be eligible to earn an Enterprise Incentive Bonus equal to 50% of a target bonus if the Company achieves a threshold target amount of EBITDA, 100% of a target bonus if the Company achieves an intermediate target amount of EBITDA or 150% of a target bonus if the Company achieves a maximum threshold amount of EBITDA.   All named executive officers will be

eligible to earn an Enterprise Incentive Bonus.  The Annual Incentive Plan incorporates by reference the definition of EBITDA under the Company’s senior credit facility.

All incentive bonuses under the Annual Incentive Plan will be earned when paid.  If a participant’s employment is terminated for any reason prior to the payment of an incentive cash bonus, the incentive cash bonus will be forfeited unless otherwise approved by the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISANT WORLDWIDE, INC.

Date: March 17, 2008	By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel

MERISANT COMPANY

Date: March 17, 2008	By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel